Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS THIRD QUARTER EARNINGS

AND STRONG COMMERCIAL REAL ESTATE LOAN GROWTH

WAYNE, NJ – October 24, 2013 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2013 of $27.1 million, or $0.14 per diluted common share as compared to the third quarter of 2012 earnings of $39.4 million, or $0.20 per diluted common share. The decline from the third quarter of 2012 was largely due to a substantial decrease in net gains on residential mortgage loan sales. The decline in net gains was anticipated as new and refinanced loan originations were negatively impacted by the increase in long-term market interest rates since June 2013 (see additional details below).

Subsequent Event

Within the available for sale investment securities portfolio, Valley has other-than-temporarily impaired trust preferred securities issued by one deferring bank holding company with a combined amortized cost of $41.8 million at September 30, 2013. In October 2013, Valley sold these non-accrual debt securities for net proceeds of $52.5 million and realized a gain of $10.7 million for the fourth quarter of 2013.

Key highlights for the third quarter:

•	Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $534.5 million, or 19.9 percent on an annualized basis, to $11.3 billion at September 30, 2013 from June 30, 2013 largely due to solid organic commercial real estate (excluding construction) loan growth, which equaled 34 percent on an annualized basis, and a $119.4 million increase in residential mortgage loans (including $47 million of purchased loans in the third quarter), partially offset by declines mainly within the commercial real estate loan segment of our purchased credit-impaired (PCI) loan portfolios. Additionally, our automobile loans increased $27.6 million, or 13.2 percent on an annualized basis, during the third quarter of 2013. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $121.5 million, or 1.1 percent of our total loans, at September 30, 2013 as compared to $141.8 million at June 30, 2013, mainly due to normal collection activity.

•

Net Interest Income and Margin: Net interest income totaling $111.7 million for the three months ended September 30, 2013 increased $1.8 million as compared to the second quarter of 2013, and decreased $10.2 million from the third quarter of 2012. Despite a $223.3 million increase in average loans driven by strong commercial real estate loan volumes, interest income

1455 Valley Road, Wayne, NJ 07470        phone: 973-305-3380        fax: 973-696-2044        www.valleynationalbank.com

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

on loans increased only $194 thousand largely due to elevated levels of repayments within the higher yielding PCI loan portfolios, as well as normal refinance and repayment activity in non-PCI loans during the third quarter. On a tax equivalent basis, our net interest margin increased 5 basis points to 3.20 percent in the third quarter of 2013 as compared to 3.15 percent for the second quarter of 2013, and decreased 26 basis points from 3.46 percent for the third quarter of 2012. The increase in the margin compared to the second quarter of this year was mostly caused by higher yields on our taxable investment securities portfolio as prepayment speeds and premium amortization for many of our investments slowed in the third quarter due, in part, to higher long-term market interest rates. Run-off of maturing higher yield time deposits reduced average time deposit balances by $144.5 million and also contributed to the increase in the net interest margin during the third quarter compared to the second quarter.

•	Asset Quality: Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.47 percent at September 30, 2013 compared to 1.51 percent at June 30, 2013. Of the 1.47 percent in delinquencies at September 30, 2013, 0.12 percent, or $19.5 million, represented performing matured loans in the normal process of renewal. Non-accrual loans decreased to $116.1 million, or 1.02 percent of our entire loan portfolio of $11.4 billion, at September 30, 2013, compared to $118.5 million, or 1.09 percent of total loans, at June 30, 2013. The $2.4 million decrease in non-accruals was due to declines in all loan categories, except for commercial and industrial loans. Overall, our non-performing assets decreased by 2.1 percent to $194.2 million at September 30, 2013 as compared to $198.4 million at June 30, 2013, despite a $1.4 million increase in the fair value of non-accrual debt securities at September 30, 2013. At September 30, 2013 and June 30, 2013, our non-performing assets included non-accrual debt securities with carrying values of $52.3 million and $51.0 million, respectively. Of the $52.3 million in non-accrual securities at September 30, 2013, $48.3 million of the securities (with a combined amortized cost of $41.8 million and representing 25.1 percent of total non-performing assets) were sold in October 2013 resulting in an aggregate realized gain of approximately $10.7 million for the fourth quarter of 2013. See the “Subsequent Event” section above for more details.

•	Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $5.3 million for the third quarter of 2013 as compared to $2.7 million for the second quarter of 2013 and $7.3 million for the third quarter of 2012. Net loan charge-offs on non-covered loans increased to $9.1 million for the third quarter of 2013 (or 0.33 percent of average loans on an annualized basis) compared to $7.0 million for the second quarter of 2013 and $5.9 million for the third quarter of 2012. The increase in net charge-offs from the prior quarter was mostly due to charge-offs totaling approximately $8.9 million related to one commercial loan relationship (including a $733 thousand unsecured consumer loan) in the third quarter of 2013. This loan relationship was performing, but internally classified as substandard, prior to the borrower’s bankruptcy in early October 2013. Additionally, the loan relationship had $2.4 million in reserve allocations within our allowance for loan losses prior to the loan charge-offs at September 30, 2013. At September 30, 2013, our allowance for losses on non-covered loans and unfunded letters of credit totaled $109.0 million and was 0.97 percent of non-covered loans, as compared to 1.05 percent and 1.12 percent at June 30, 2013 and September 30, 2012, respectively.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

•	Mortgage Banking Activities: Residential mortgage loan originations (including both new and refinanced loans) totaled approximately $248 million for the third quarter of 2013 and declined over 48 percent as compared to the second quarter of 2013 mainly due to an increase in market interest rates. Valley sold approximately $97 million of residential mortgages (including $48.9 million of loans held for sale at June 30, 2013) during the third quarter, down 79.5 percent from the second quarter of 2013. As a result of the decline in volume (as well as lower gain on sale margins), gains on sales of residential mortgage loans declined by approximately $11.7 million to $2.7 million for the third quarter of 2013 as compared to $14.4 million for the second quarter of 2013. Due to the current level of market interest rates, we anticipate a continued slowdown in our refinanced mortgage loan pipeline during the fourth quarter of 2013 and in the amount of our residential mortgage loans originated for sale, as the higher yielding loans become more attractive to hold in our loan portfolio. As a result, our gains on sales of loans may continue to decline from the $2.7 million recorded in the third quarter of 2013, but our interest income from residential mortgage loans should mitigate a portion of the lost non-interest income.

•	Junior Subordinated Debenture Redemption: In July 2013, we redeemed $15.5 million of the principal face amount of the 7.75 percent junior subordinated debentures issued to VNB Capital Trust I and approximately $15.0 million of the principal face value of the related outstanding trust preferred securities. On October 25, 2013, we will redeem the remaining $131.3 million of the outstanding junior subordinated debentures carried at fair value within our interest bearing liabilities, as well as the $127.3 million of the trust preferred securities issued by VNB Capital Trust I (included in Valley’s Tier 1 capital position) at September 30, 2013. Based upon new final regulatory guidance, Valley’s outstanding trust preferred securities issued by all of its capital trust subsidiaries totaling $171.3 million at September 30, 2013 will be fully phased out of Tier 1 capital by January 1, 2016.

•	Subordinated Debt Issuance: On September 27, 2013, Valley issued $125 million of its 5.125 percent subordinated debentures (“notes”) due September 27, 2023 pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In conjunction with the issuance, Valley entered into a fair value hedge transaction where Valley receives 5.125 percent and pays one-month LIBOR plus 238 basis points. Valley intends to use the net proceeds from the subordinated notes together with other available funds to redeem all of the remaining trust preferred securities issued by (and junior subordinated debentures issued to) VNB Capital Trust I on October 25, 2013. See the “Loans, Deposits and Other Borrowings” section below for further details.

•	Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value. Net trading gains increased $2.5 million to $2.2 million for the third quarter of 2013 from a net trading loss of $270 thousand for the second quarter of 2013. Net trading gains were immaterial for the three months ended September 30, 2012. At September 30, 2013, our junior subordinated debentures carried at fair value had a carrying value of $132.4 million and contractual principal balance of $131.3 million. We expect to realize a gain of approximately $1.1 million (equal to the difference between the carrying value and contractual principal balance) upon redemption of the debentures during the fourth quarter of 2013.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

•	Investments: We recognized no other-than-temporary impairment charges in earnings during the third and second quarters of 2013 as compared to $4.7 million ($2.7 million after taxes, or $0.01 per common share) for the third quarter of 2012. Our net gains on securities transactions were immaterial for the third and second quarters of 2013 as compared to $1.5 million ($937 thousand after taxes, or less than $0.01 per common share) for the three months ended September 30, 2012. See the “Subsequent Event” section above for more details on our investment portfolio.

•	Other Non-Interest Expense: Other non-interest expense includes mark to market gains and losses related to mortgage banking derivatives consisting of interest rate lock commitments provided to customers to fund certain residential mortgage loans to be sold into the secondary market and forward commitments for the future delivery of such loans. Net losses on mortgage banking derivatives totaled $1.2 million for the third quarter of 2013 as compared to net gains of $1.4 million and $684 thousand for second quarter of 2013 and third quarter of 2012, respectively.

•	Income Tax Expense: Our effective tax rate decreased to 20.8 percent for the third quarter of 2013 as compared to 24.4 percent for the second quarter of 2013 and 36.2 percent for third quarter of 2012. The decrease from the second quarter of 2013 was mainly due to the settlement of an income tax examination in the third quarter, as well as a lower anticipated effective tax rate for the remainder of 2013. See the “Income Tax Expense” section below for additional information.

•	Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 12.87 percent, 10.64 percent, 8.03 percent and 9.17 percent, respectively, at September 30, 2013. If the $127.3 million in trust preferred securities issued by VNB Capital Trust I were redeemed at September 30, 2013, Valley’s total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios would have been approximately 11.78 percent, 9.55 percent, 7.20 percent and 9.17 percent, respectively.

Gerald H. Lipkin, Chairman, President and CEO commented that, “While we expected the decline in gains on residential mortgage loans sales during the quarter due to the current rate environment, we were still pleased with other aspects of our third quarter earnings and balance sheet. Specifically, our net interest income and interest margin expanded during the third quarter largely due to strong loan growth in our commercial real estate loan portfolio and greater retention of our residential mortgage loan originations due to the higher level of market rates since June and slimmer margins on loan sales. The commercial real estate loan pipeline in the early stages of the fourth quarter remains robust and we are very optimistic about our future ability to expand our loan portfolio and interest income on loans.” Mr. Lipkin added, “The majority of our credit quality indicators continued to improve during the quarter. Loan delinquencies on a percentage basis declined four basis points and our net loan charge-offs, with the exception of one large commercial borrower, also remained at extremely low levels across all segments of our loan portfolio. We believe the strength of our underwriting standards, the overall quality of our balance sheet and the current lending opportunities in both our New Jersey and New York markets should benefit us as we continue to navigate a very difficult and uncertain economic environment.”

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

Net Interest Income and Margin

Net interest income on a tax equivalent basis totaling $113.6 million for the third quarter of 2013 increased $1.7 million as compared to the second quarter of 2013, and declined $10.1 million as compared to the third quarter of 2012. Interest income on a tax equivalent basis increased $1.3 million from the second quarter of 2013 mainly due to higher yields on taxable investments and a $223.3 million increase in average loans, partially offset by continued run-off in our higher yielding PCI loan portfolios. Interest expense also contributed to the increase in net interest income as it moderately decreased $373 thousand to $42.1 million for the three months ended September 30, 2013. The decrease from the second quarter of 2013 was primarily driven by a $144.5 million decline in average time deposits during the third quarter caused by run-off of maturing higher yield time deposits.

The net interest margin on a tax equivalent basis was 3.20 percent for the third quarter of 2013, an increase of 5 basis points from 3.15 percent in the linked second quarter of 2013, and a 26 basis point decline from 3.46 percent for the three months ended September 30, 2012. The yield on average interest earning assets increased by 5 basis points on a linked quarter basis. The increased yield was mainly a result of the higher yields on average investment securities partly caused by a reduction in prepayments and premium amortization due to the higher level of long-term market interest rates, as well as additional interest income from one more day during the third quarter of 2013. However, continued repayment of higher yielding interest earning assets, including PCI loans which declined by over 6 percent from June 30, 2013 partially offset the positive impact of the aforementioned items. The yield on average loans decreased 9 basis points to 4.79 percent for the three months ended September 30, 2013 from the second quarter of 2013 largely due to the decline in PCI loans, normal non-PCI loan refinance and repayment activity and new loan originations at lower rates. The overall cost of average interest bearing liabilities decreased by approximately 1 basis point from 1.58 percent in the linked second quarter of 2013 primarily due to a decline of 2 basis points for total interest bearing deposits during the third quarter of 2013, partly offset by a 4 basis point increase in our cost of long-term borrowings mostly caused by one more day during the third quarter of 2013. Our cost of total deposits was 0.41 percent for the third quarter of 2013 compared to 0.43 percent for the three months ended June 30, 2013.

The increase in long-term market interest rates since June 2013, potential future loan growth from solid commercial real estate loan demand seen in the early stages of the fourth quarter, redeployment the net proceeds from our sale of certain non-accrual debt securities in the fourth quarter, and our redemption of the 7.75 percent junior subordinated debentures issued to capital trusts (expected to be completed on October 25, 2013) are all anticipated to positively impact our ability to maintain or increase the current level of our net interest margin. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. We continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.47 percent at September 30, 2013 as compared to 1.51 percent at June 30, 2013 and 1.53 percent at September 30, 2012. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and certain loans subsequently acquired or purchased by Valley, primarily consisting of loans recorded in the acquisition of State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 59 days decreased $9.3 million to $21.3 million at September 30, 2013 compared to June 30, 2013 mainly due to declines of $7.6 million and $4.0 million in the commercial real estate and construction loan categories, respectively. Commercial real estate loans decreased primarily due to one troubled debt restructured loan totaling $4.1 million which migrated to the loans past due 60 to 89 days category as of September 30, 2013. However, the decline in construction loans past due 30 to 59 days was entirely due to one loan that is no longer delinquent.

Loans past due 60 to 89 days increased $15.1 million to $27.5 million at September 30, 2013 compared to June 30, 2013 mainly due to an $18.7 million increase in commercial real estate loan delinquencies. This increase was due to a $19.5 million of matured performing loans in the normal process of renewal and the aforementioned delinquent restructured loan of $4.1 million previously classified as 30 to 59 days past due, partially offset by a decline in other delinquent loans that were reported at June 30, 2013.

Loans past due 90 days or more and still accruing decreased $311 thousand to $2.8 million, or 0.02 percent of total loans, at September 30, 2013 compared to $3.1 million, or 0.03 percent at June 30, 2013. The decline in this past due category was mostly due to a decrease in residential mortgage loans, which totaled $2.0 million at September 30, 2013.

Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $194.2 million at September 30, 2013 compared to $198.4 million at June 30, 2013. The $4.2 million decrease in NPAs from June 30, 2013 was due to decreases in non-accrual loans, OREO and other repossessed assets, partially offset by an increase in the fair value of non-accrual debt securities. The number of non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) remained unchanged from June 30, 2013. As noted under “Asset Quality” in the key highlights for the third quarter above, $48.3 million in non-accrual debt securities (representing 25.1 percent of total non-performing assets) at September 30, 2013 were subsequently sold in October 2013 and resulted in an aggregate realized gain of approximately $10.7 million for the fourth quarter of 2013.

Non-accrual loans decreased $2.4 million to $116.1 million at September 30, 2013 as compared to $118.5 million at June 30, 2013. The decrease was largely due to $3.7 million of loans transferred to OREO and some full loan repayments during the third quarter of 2013, partially offset by a new non-accrual

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

commercial and industrial loan which totaled $3.1 million at September 30, 2013 and is fully collateralized by cash held at Valley. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $218.1 million at September 30, 2013 and had $27.0 million in related specific reserves included in our total allowance for loan losses.

OREO properties decreased by $1.9 million to $19.4 million at September 30, 2013 from $21.3 million at June 30, 2013 primarily due to the sale of 6 properties, partially offset by the aforementioned loan transfers (totaling 9 commercial real estate and residential properties) during the third quarter. The transferred properties totaled $2.4 million at September 30, 2013 (after partial charge-offs to the allowance for loan losses at the transfer dates).

Other repossessed assets, mainly consisting of 4 aircraft, totaled $6.4 million at September 30, 2013 as compared to $7.5 million at June 30, 2013. The decrease from June 30, 2013 was largely due to valuation losses of approximately $1.2 million recognized during the third quarter of 2013 which were primarily related to 1 of the 4 aircraft.

Troubled debt restructured loans (TDRs) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $116.9 million at September 30, 2013 and consisted of 96 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to $117.1 million at June 30, 2013. On an aggregate basis, the $116.9 million in performing TDRs at September 30, 2013 had a modified weighted average interest rate of approximately 4.86 percent as compared to a pre-modification weighted average interest rate of 5.52 percent.

With a non-covered loan portfolio totaling $11.3 billion at September 30, 2013, net loan charge-offs on non-covered loans for the third quarter of 2013 totaled $9.1 million as compared to $7.0 million and $5.9 million for the second quarter of 2013 and third quarter of 2012, respectively. The increase from the second quarter of 2013 was largely the result of charge-offs totaling $8.9 million related to one commercial loan relationship (including a $733 thousand unsecured consumer loan) in the third quarter of 2013. This loan relationship was performing, but internally classified as substandard, prior to the borrower’s bankruptcy in early October 2013. After the charge-offs, the outstanding impaired loan balance related to this borrower totaled $3.1 million at September 30, 2013 and is fully collateralized by cash held at Valley. For the covered loan pools, there were no charge-offs during the third and second quarters of 2013 as compared to $2.3 million in charge-offs for the three months ended September 30, 2012. Charge-offs on covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2013, June 30, 2013 and September 30, 2012:

	September 30, 2013		June 30, 2013		September 30, 2012
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:

Commercial and Industrial loans*	$52,710	2.64%	$55,656	2.80%	$60,463	2.85%

Commercial real estate loans:
Commercial real estate	26,015	0.54%	25,193	0.57%	25,872	0.58%
Construction	10,865	2.56%	11,554	2.71%	13,373	3.07%

Total commercial real estate loans	36,880	0.70%	36,747	0.76%	39,245	0.80%

Residential mortgage loans	7,904	0.31%	8,398	0.35%	9,795	0.39%

Consumer loans:
Home equity	1,253	0.28%	1,600	0.35%	1,666	0.34%
Auto and other consumer	2,823	0.27%	3,481	0.34%	3,997	0.42%

Total consumer loans	4,076	0.27%	5,081	0.34%	5,663	0.39%

Unallocated	7,435	—	6,928	—	6,939	—

Allowance for non-covered loans and unfunded letters of credit	109,005	0.97%	112,810	1.05%	122,105	1.12%

Allowance for covered loans	7,070	5.82%	7,070	4.99%	9,492	4.57%

Total allowance for credit losses	$116,075	1.02%	$119,880	1.10%	$131,597	1.18%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.97 percent at September 30, 2013 as compared to 1.05 percent and 1.12 percent at June 30, 2013 and September 30, 2012, respectively. At September 30, 2013, the expected loss experience declined for most loan categories as compared to June 30, 2013 based upon several factors, including the level of loan delinquencies and internally classified loans, charge-offs and gradually improving economic and housing indicators. As a result of these and other factors, including our specific analysis of impaired loans, the allocation percentages for all of the loan categories shown in the table above decreased at September 30, 2013.

Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $771.2 million) was 1.04 percent at September 30, 2013 as compared to 1.14 percent at June 30, 2013. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allocated reserves for non-covered PCI loans at September 30, 2013 and June 30, 2013.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

Loans, Deposits and Other Borrowings

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $534.5 million to approximately $11.3 billion at September 30, 2013 from June 30, 2013 mainly due to strong organic growth within our commercial real estate loan portfolio and increased retention of residential mortgage loan originations, partially offset by elevated levels of repayments primarily within the commercial real estate loan category of the PCI loan portfolio.

Total commercial and industrial loans increased only $8.9 million from June 30, 2013 to approximately $2.0 billion at September 30, 2013 mainly due to new loan volumes, including an increase in line of credit balances, that were partially offset by charge-offs of approximately $8.1 million related to one borrower, a $6.6 million decline in the PCI loan portfolio, as well as normal repayment and refinance activity. During the third quarter, we continued to experience strong market competition for quality credits and little change in the percentage of line of credit usage by our commercial borrowers, although an increase in new lines of credit did positively impacted our outstanding balances at September 30, 2013. Total commercial real estate loans (excluding construction loans) increased $377.0 million from June 30, 2013 to $4.8 billion at September 30, 2013, despite a $30.0 million decrease in PCI loans. Strong loan origination volumes were seen across many types of commercial real estate borrowers, but continued to be led by co-op building loans within our New York City markets, as well as rental apartment buildings primarily in New Jersey. These loan types typically have the added benefit of a low risk profile due, in part, to the quality of the collateral, generally low loan to value ratios and the economic strength of the marketplace, which has a favorable impact on the overall level of allocations necessary for commercial real estate loans within our allowance for loan losses. The decline in the PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market and, to some extent, excess borrower liquidity. Construction loans totaling $423.8 million at September 30, 2013 decreased $3.1 million from June 30, 2013 mainly due to a decline in the non-PCI loan portion of the portfolio caused by normal paydowns on existing construction loans and soft demand.

Total residential mortgage loans increased $119.4 million to $2.5 billion at September 30, 2013 from June 30, 2013 mostly due to a higher percentage of mortgage loans originated for investment versus sale during the third quarter due to a more attractive level of market interest rates, as well as loan purchases from third party originators totaling approximately $47 million. From time to time, we purchase residential mortgage loans, as well as automobile loans (see discussion below), originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies. All of the purchased loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Automobile loans increased by $27.6 million to $862.8 million at September 30, 2013 as compared to June 30, 2013 as our new loan volume remained strong throughout the first nine months of 2013. During the three and nine months ended September 30, 2013, we also purchased approximately $5.5 million and $21.5 million in auto loans, respectively.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

Home equity loans declined $5.9 million to $449.3 million at September 30, 2013 as compared to June 30, 2013 due to continued normal repayment activity outpacing new loan origination volumes. Other consumer loans increased $10.5 million to $195.3 million at September 30, 2013 as compared to $184.8 million at June 30, 2013 mainly due to higher collateralized personal lines of credit usage. However, we believe overall consumer demand has remained somewhat soft as borrowers’ appetite for additional debt continues to be tempered by uncertain government fiscal policies and concerns over the sustainability of a slowly improving economy.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $121.5 million at September 30, 2013 as compared to $141.8 million at June 30, 2013. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the third quarter of 2013, we reduced our FDIC loss-share receivable by $3.1 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $3.5 million during the second quarter of 2013. We expect this relative level of reduction to continue in the fourth quarter of 2013.

Deposits and Other Borrowings. Total deposits decreased $122.5 million to $11.1 billion at September 30, 2013 from June 30, 2013 mostly due to lower time deposit account balances. Valley’s time deposits totaling approximately $2.2 billion at September 30, 2013 decreased $158.0 million as compared to June 30, 2013 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period. However, our non-interest bearing deposits totaling $3.6 billion at September 30, 2013 moderately increased by $35.4 million, or approximately 1.0 percent, from June 30, 2013 due to normal fluctuations in account activity. Savings, NOW and money market account balances remained relatively unchanged from June 30, 2013 and totaled approximately $5.3 billion at September 30, 2013.

Long-term borrowings increased $124.9 million to $2.8 billion at September 30, 2013 as compared to June 30, 2013 primarily due to our issuance of $125 million of 5.125 percent subordinated notes during September 2013. In conjunction with the issuance, Valley entered into a fair value hedge transaction where Valley receives 5.125 percent and pays one-month LIBOR plus 238 basis points. The payment and maturity terms associated with the subordinated notes and derivative are similar and Valley will account for the derivative transaction in accordance with hedge accounting under U.S. GAAP. During the third quarter of 2013, Valley also purchased an interest rate cap with a notional amount of $125 million and an effective date and maturity date equal to the subordinated notes issued during September 2013. The interest rate cap with a strike rate of 7.44 percent is used to hedge the total change in cash flows associated with prime-rate-indexed deposits which have variable interest rates indexed to the prime rate.

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

On October 25, 2013, Valley intends to use the net proceeds from the subordinated notes together with other available funds to redeem all its $131.3 million outstanding 7.75 percent junior subordinated debentures issued to VNB Capital Trust I. The Capital Trust will simultaneously redeem all of its trust preferred securities, as well as all of the outstanding common securities of the Capital Trust.

Non-Interest Income

Non-interest income for the third quarter of 2013 decreased $10.5 million from $32.9 million for the linked quarter ended June 30, 2013 largely due to an $11.7 million decrease in net gains on sales of residential mortgage loans. The decrease in net gains was primarily due to declines in the new and refinanced residential mortgage origination volumes as well as lower gain on sale margins during the third quarter largely caused by an increase in market interest rates. Net losses on sale of assets increased $1.6 million to a net loss of $1.0 million for the third quarter of 2013 as compared to a $678 thousand net gain in the second quarter of 2013 mainly due to valuation write downs totaling $1.1 million primarily related to one aircraft within our other repossessed assets at September 30, 2013. Partially offsetting these decreases in non-interest income, net trading gains increased $2.5 million primarily due to the mark to market gains and losses on our junior subordinated debentures carried at fair value.

Non-Interest Expense

Non-interest expense decreased $885 thousand to $94.5 million for the third quarter of 2013 as compared to $95.3 million for the second quarter of 2013. The FDIC insurance assessment decreased $1.7 million to $3.9 million for the third quarter of 2013 largely due to adjustments to our assessment made by the FDIC during the linked second quarter of 2013. Advertising expense also moderately decreased $647 thousand as compared to the second quarter of 2013 mainly caused by a lower volume of residential mortgage refinance promotional activity during the third quarter of 2013. Partially offsetting the decreases to non-interest expense, other non-interest expense increased $1.3 million caused, in part, by mark to market gains and losses related to mortgage banking derivatives. Net losses on mortgage banking derivatives totaled $1.2 million for the third quarter of 2013 as compared to net gains of $1.4 million for second quarter of 2013. The negative impact of the net losses on the mortgage banking derivatives was partially offset by lower OREO expense, as well as decreases in several other general expense categories.

We continue to explore ways to consolidate our branch network as well as other cost savings opportunities within our operations. During the third quarter of 2013, three New Jersey branches and one New York City branch were closed with customer service transferred to nearby branch locations. We currently intend to close one additional New Jersey branch during the fourth quarter of 2013.

Income Tax Expense

Income tax expense was $7.1 million for the three months ended September 30, 2013 reflecting an effective tax rate of 20.8 percent, as compared to $11.0 million for the second quarter of 2013, reflecting an effective tax rate of 24.4 percent and $22.4 million for the third quarter of 2012, reflecting an effective tax rate of 36.2 percent. The decrease in rate in the third quarter of 2013 compared to the

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

second quarter of 2013 was largely due to the settlement of an income tax examination in the third quarter, as well as a lower anticipated effective tax rate for the remainder of 2013. The decrease in rate and tax expense as compared to the third quarter of 2012 was primarily due to the aforementioned item and an increase in tax credit investments. For the fourth quarter of 2013, we anticipate that our effective tax rate will range from 25 to 28 percent.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 205 branches in 145 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	larger than expected reductions in our loans originated for sale or a slowdown in new and refinanced residential mortgage loan activity;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

Valley National Bancorp (NYSE: VLY)

2013 Third Quarter Earnings

October 24, 2013

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

#    #    #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended September 30,
($ in thousands, except for share data)	September 30, 2013	June 30, 2013	September 30, 2012
				2013	2012
FINANCIAL DATA:
Net interest income	$111,669	$109,887	$121,822	$331,592	$371,352
Net interest income - FTE (1)	113,597	111,916	123,706	337,569	376,689
Non-interest income (2)	22,390	32,894	40,496	86,580	87,121
Non-interest expense	94,461	95,346	93,219	285,246	279,277
Income tax expense	7,143	10,961	22,402	30,918	52,046
Net income	27,121	33,922	39,447	92,353	106,798
Weighted average number of common shares outstanding:
Basic	199,445,874	199,244,243	197,437,988	199,206,945	197,205,865
Diluted	199,445,874	199,244,243	197,437,988	199,206,945	197,206,303
Per common share data:
Basic earnings	$0.14	$0.17	$0.20	$0.46	$0.54
Diluted earnings	0.14	0.17	0.20	0.46	0.54
Cash dividends declared	0.16	0.16	0.16	0.49	0.49
Book value	7.62	7.64	7.67	7.62	7.67
Tangible book value (3)	5.28	5.29	5.39	5.28	5.39
Tangible common equity to tangible assets (3)	6.79%	6.80%	6.94%	6.79%	6.94%
Closing stock price - high	$10.65	$10.05	$10.93	$10.65	$12.59
Closing stock price - low	9.53	8.85	9.17	8.85	9.17
FINANCIAL RATIOS:
Net interest margin	3.14%	3.09%	3.41%	3.12%	3.51%
Net interest margin - FTE (1)	3.20	3.15	3.46	3.18	3.56
Annualized return on average assets	0.68	0.85	0.99	0.77	0.90
Annualized return on average shareholders’ equity	7.11	8.96	10.45	8.12	9.52
Annualized return on average tangible shareholders’ equity (3)	10.24	12.93	14.86	11.71	13.60
Efficiency ratio (4)	70.46	66.78	57.43	68.21	60.91
AVERAGE BALANCE SHEET ITEMS:
Assets	$15,965,600	$15,922,088	$15,994,973	$15,903,499	$15,833,646
Interest earning assets	14,203,103	14,223,316	14,283,862	14,175,183	14,107,866
Loans	11,209,929	10,986,603	11,419,251	11,082,306	11,225,330
Interest bearing liabilities	10,696,147	10,776,408	11,213,688	10,750,852	11,091,621
Deposits	11,220,558	11,332,255	11,028,027	11,251,722	10,985,273
Shareholders’ equity	1,525,939	1,513,942	1,509,403	1,515,687	1,495,734

	As Of
($ in thousands)	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
BALANCE SHEET ITEMS:
Assets	$15,976,943	$15,977,202	$16,012,646	$15,771,134
Total loans	11,397,181	10,883,025	11,022,799	11,148,938
Non-covered loans	11,275,661	10,741,208	10,842,125	10,941,405
Deposits	11,120,111	11,242,622	11,264,018	10,920,800
Shareholders’ equity	1,520,056	1,521,553	1,502,377	1,513,323
CAPITAL RATIOS:
Tier 1 leverage ratio	8.03%	8.15%	8.09%	8.07%
Risk-based capital - Tier 1	10.64	11.00	10.87	10.87
Risk-based capital - Total Capital	12.87	12.40	12.38	12.36
Tier 1 common capital ratio (3)	9.17	9.37	9.24	9.25

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012
($ in thousands)				2013	2012
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$119,880	$124,364	$132,536	$132,495	$136,185
Loans charged-off: (5)
Commercial and industrial	(8,556)	(1,441)	(3,649)	(17,322)	(13,862)
Commercial real estate	(564)	(4,014)	(3,214)	(5,176)	(8,679)
Construction	(383)	(375)	(522)	(2,153)	(1,516)
Residential mortgage	(780)	(1,666)	(870)	(3,338)	(2,629)
Consumer	(1,723)	(860)	(1,111)	(4,092)	(3,609)

Total loans charged-off	(12,006)	(8,356)	(9,366)	(32,081)	(30,295)

Charged-off loans recovered:
Commercial and industrial	1,103	602	601	3,043	2,910
Commercial real estate	21	50	16	86	202
Construction	875	—	—	875	50
Residential mortgage	230	68	13	368	638
Consumer	638	600	547	1,634	1,555

Total loans recovered	2,867	1,320	1,177	6,006	5,355

Net charge-offs	(9,139)	(7,036)	(8,189)	(26,075)	(24,940)
Provision charged for credit losses	5,334	2,552	7,250	9,655	20,352

Ending balance - Allowance for credit losses	$116,075	$119,880	$131,597	$116,075	$131,597

Components of allowance for credit losses:
Allowance for non-covered loans	$105,515	$110,374	$119,755	$105,515	$119,755
Allowance for covered loans	7,070	7,070	9,492	7,070	9,492

Allowance for loan losses	112,585	117,444	129,247	112,585	129,247
Allowance for unfunded letters of credit	3,490	2,436	2,350	3,490	2,350

Allowance for credit losses	$116,075	$119,880	$131,597	$116,075	$131,597

Components of provision for credit losses:
Provision for losses on non-covered loans	$4,280	$2,746	$7,582	$10,736	$20,385
Provision for losses on covered loans	—	(110)	—	(2,276)	—
Provision for unfunded letters of credit	1,054	(84)	(332)	1,195	(33)

Provision for credit losses	$5,334	$2,552	$7,250	$9,655	$20,352

Annualized ratio of net charge-offs of non-covered loans to average loans	0.33%	0.26%	0.21%	0.31%	0.25%
Annualized ratio of total net charge-offs to average loans	0.33	0.26	0.29	0.31	0.30
Allowance for non-covered loan losses as a % of non-covered loans	0.94	1.03	1.09	0.94	1.09
Allowance for credit losses as a % of total loans	1.02	1.10	1.18	1.02	1.18

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
ASSET QUALITY: (6)
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,065	$1,598	$3,397	$11,467
Commercial real estate	6,276	13,842	11,214	4,834
Construction	—	3,987	1,793	—
Residential mortgage	8,221	7,809	13,730	14,445
Consumer	3,773	3,385	5,887	5,200

Total 30 to 59 days past due	21,335	30,621	36,021	35,946
60 to 89 days past due:
Commercial and industrial	$957	$1,927	$181	$5,992
Commercial real estate	23,828	5,104	2,031	1,402
Construction	—	1,785	4,892	—
Residential mortgage	1,857	2,810	5,221	2,516
Consumer	864	753	1,340	1,263

Total 60 to 89 days past due	27,506	12,379	13,665	11,173
90 or more days past due:
Commercial and industrial	342	—	283	—
Commercial real estate	232	259	2,950	221
Construction	—	150	2,575	1,024
Residential mortgage	1,980	2,342	2,356	1,051
Consumer	235	349	501	197

Total 90 or more days past due	2,789	3,100	8,665	2,493

Total accruing past due loans	$51,630	$46,100	$58,351	$49,612

Non-accrual loans:
Commercial and industrial	$23,941	$20,913	$22,424	$12,296
Commercial real estate	53,752	55,390	58,625	58,541
Construction	13,070	13,617	14,805	15,139
Residential mortgage	23,414	26,054	32,623	31,564
Consumer	1,906	2,549	3,331	3,831

Total non-accrual loans	116,083	118,523	131,808	121,371
Other real estate owned (7)	19,372	21,327	15,612	15,403
Other repossessed assets	6,378	7,549	7,805	7,733
Non-accrual debt securities (8)	52,334	50,972	40,303	40,779

Total non-performing assets (“NPAs”)	$194,167	$198,371	$195,528	$185,286

Performing troubled debt restructured loans	$116,852	$117,052	$105,446	$109,282
Total non-accrual loans as a % of loans	1.02%	1.09%	1.20%	1.09%
Total accruing past due and non-accrual loans as a % of loans	1.47	1.51	1.73	1.53
Allowance for losses on non-covered loans as a % of non-accrual loans	90.90	93.12	91.58	98.67
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$28,926	$18,009	$24,028	$19,124
Covered loans	36,593	44,405	47,831	59,526

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Non-interest income includes net trading gains (losses):

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012
(In thousands)				2013	2012
Trading securities	$100	$(36)	$65	$34	$166
Junior subordinated debentures	2,131	(234)	(59)	(275)	461

Total trading gains (losses), net	$2,231	$(270)	$6	$(241)	$627

(3)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley’s management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder’s equity, and the Tier 1 Common Ratio to Valley’s Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
($ in thousands)	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Tier 1 common:
Total equity	$1,520,056	$1,521,553	$1,502,377	$1,513,323
Plus (less):
Net unrealized losses on securities available for sale, net of tax	13,436	15,609	3,269	1,338
Accumulated net losses on cash flow hedges, net of tax	10,547	8,631	12,676	13,817
Defined benefit pension plan net assets, net of tax	14,187	14,529	34,964	28,238
Goodwill, net of tax	(427,392)	(427,392)	(428,234)	(419,601)
Disallowed other intangible assets	(14,060)	(14,919)	(15,037)	(16,608)
Disallowed deferred tax assets	(45,719)	(45,874)	(55,012)	(55,012)

Tier 1 common capital	1,071,055	1,072,137	1,055,003	1,065,495
Trust preferred securities	171,313	186,313	186,313	186,313

Total Tier 1 capital	$1,242,368	$1,258,450	$1,241,316	$1,251,808

Risk-weighted assets (under Federal Reserve Board Capital Regulatory Guidelines (RWA))	$11,678,126	$11,438,211	$11,417,521	$11,512,959
Tier 1 capital ratio (Total Tier 1 capital / RWA)	10.64%	11.00%	10.87%	10.87%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.17%	9.37%	9.24%	9.25%

*	Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30,
($ in thousands, except for share data)				2013	2012
Tangible book value per common share:
Common shares outstanding	199,450,531	199,254,687	197,429,718	199,450,531	197,429,718

Shareholders’ equity	$1,520,056	$1,521,553	$1,513,323	$1,520,056	$1,513,323
Less: Goodwill and other intangible assets	(466,193)	(467,236)	(449,315)	(466,193)	(449,315)

Tangible shareholders’ equity	$1,053,863	$1,054,317	$1,064,008	$1,053,863	$1,064,008
Tangible book value	$5.28	$5.29	$5.39	$5.28	$5.39
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,053,863	$1,054,317	$1,064,008	$1,053,863	$1,064,008

Total assets	15,976,943	15,977,202	15,771,134	15,976,943	15,771,134
Less: Goodwill and other intangible assets	(466,193)	(467,236)	(449,315)	(466,193)	(449,315)

Tangible assets	$15,510,750	$15,509,966	$15,321,819	$15,510,750	$15,321,819
Tangible common equity to tangible assets	6.79%	6.80%	6.94%	6.79%	6.94%
Annualized return on average tangible equity:
Net income	$27,121	$33,922	$39,447	$92,353	$106,798

Average shareholders’ equity	1,525,939	1,513,942	1,509,403	1,515,687	1,495,734
Less: Average goodwill and other intangible assets	(466,495)	(464,331)	(447,622)	(463,798)	(448,449)

Average tangible shareholders’ equity	$1,059,444	$1,049,611	$1,061,781	$1,051,889	$1,047,285
Annualized return on average tangible shareholders’ equity	10.24%	12.93%	14.86%	11.71%	13.60%

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(5)	Total loans charged-off includes the following covered loan charge-offs:

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30,
(In thousands)				2013	2012
Commercial and industrial	$—	$—	$(2,278)	$(84)	$(3,551)
Residential mortgage	—	—	—	(62)	(484)

Total covered loans charged-off	$—	$—	$(2,278)	$(146)	$(4,035)

(6)	Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.
(7)	Excludes OREO properties related to FDIC-assisted transactions totaling $9.3 million, $13.0 million, $8.9 million and $11.2 million, at September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012, respectively. These assets are covered by the loss-sharing agreements with the FDIC.
(8)	Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized gains (losses) totaling $5.2 million, $3.8 million, ($6.9) million and ($6.4) million at September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012, respectively) after recognition of all credit impairments.
(9)	Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2013	December 31, 2012
Assets
Cash and due from banks	$263,745	$390,078
Interest bearing deposits with banks	86,656	463,022
Investment securities:
Held to maturity, fair value of $1,701,492 at September 30, 2013 and $1,657,950 at December 31, 2012	1,703,779	1,599,707
Available for sale	910,809	807,816
Trading securities	14,270	22,157

Total investment securities	2,628,858	2,429,680

Loans held for sale, at fair value	9,611	120,230
Non-covered loans	11,275,661	10,842,125
Covered loans	121,520	180,674
Less: Allowance for loan losses	(112,585)	(130,200)

Net loans	11,284,596	10,892,599

Premises and equipment, net	269,762	278,615
Bank owned life insurance	342,373	339,876
Accrued interest receivable	52,888	52,375
Due from customers on acceptances outstanding	5,294	3,323
FDIC loss-share receivable	35,678	44,996
Goodwill	428,234	428,234
Other intangible assets, net	37,959	31,123
Other assets	531,289	538,495

Total Assets	$15,976,943	$16,012,646

Liabilities
Deposits:
Non-interest bearing	$3,581,089	$3,558,053
Interest bearing:
Savings, NOW and money market	5,331,895	5,197,199
Time	2,207,127	2,508,766

Total deposits	11,120,111	11,264,018

Short-term borrowings	158,283	154,323
Long-term borrowings	2,820,827	2,697,299
Junior subordinated debentures issued to capital trusts (includes fair value of $132,406 at September 30, 2013 and $147,595 at December 31, 2012 for VNB Capital Trust I)	173,454	188,522
Bank acceptances outstanding	5,294	3,323
Accrued expenses and other liabilities	178,918	202,784

Total Liabilities	14,456,887	14,510,269

Shareholders’ Equity
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 199,453,031 shares at September 30, 2013 and 198,499,275 shares at December 31, 2012	69,826	69,494
Surplus	1,400,238	1,390,851
Retained earnings	88,703	93,495
Accumulated other comprehensive loss	(38,686)	(50,909)
Treasury stock, at cost (2,500 common shares at September 30, 2013 and 61,004 common shares at December 31, 2012)	(25)	(554)

Total Shareholders’ Equity	1,520,056	1,502,377

Total Liabilities and Shareholders’ Equity	$15,976,943	$16,012,646

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012
				2013	2012
Interest Income
Interest and fees on loans	$134,160	$133,966	$146,011	$401,125	$438,283
Interest and dividends on investment securities:
Taxable	14,440	12,925	15,733	41,854	54,598
Tax-exempt	3,566	3,673	3,424	10,888	9,770
Dividends	1,517	1,504	1,866	4,701	5,291
Interest on federal funds sold and other short-term investments	96	302	196	614	282

Total interest income	153,779	152,370	167,230	459,182	508,224

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,359	4,369	5,051	13,430	15,095
Time	7,279	7,794	9,226	23,184	28,687
Interest on short-term borrowings	94	140	556	378	1,178
Interest on long-term borrowings and junior subordinated debentures	30,378	30,180	30,575	90,598	91,912

Total interest expense	42,110	42,483	45,408	127,590	136,872

Net Interest Income	111,669	109,887	121,822	331,592	371,352
Provision for losses on non-covered loans and unfunded letters of credit	5,334	2,662	7,250	11,931	20,352
Provision for losses on covered loans	—	(110)	—	(2,276)	—

Net Interest Income After Provision for Credit Losses	106,335	107,335	114,572	321,937	351,000

Non-Interest Income
Trust and investment services	2,138	2,257	1,947	6,372	5,705
Insurance commissions	4,224	4,062	3,228	12,276	11,947
Service charges on deposit accounts	6,362	5,822	6,513	17,874	18,545
Gains on securities transactions, net	9	41	1,496	4,008	2,543
Other-than-temporary impairment losses on securities	—	—	—	—	—
Portion recognized in other comprehensive income (before taxes)	—	—	(4,697)	—	(5,247)

Net impairment losses on securities recognized in earnings	—	—	(4,697)	—	(5,247)
Trading gains (losses), net	2,231	(270)	6	(241)	627
Fees from loan servicing	1,851	1,721	1,173	5,089	3,481
Gains on sales of loans, net	2,729	14,366	25,055	32,155	31,362
(Losses) gains on sales of assets, net	(1,010)	678	195	(600)	483
Bank owned life insurance	1,553	1,424	1,674	4,318	5,265
Change in FDIC loss-share receivable	(2,005)	(2,000)	(390)	(7,180)	(7,502)
Other	4,308	4,793	4,296	12,509	19,912

Total non-interest income	22,390	32,894	40,496	86,580	87,121

Non-Interest Expense
Salary and employee benefits expense	47,434	47,733	49,267	145,739	151,507
Net occupancy and equipment expense	18,430	18,179	17,466	55,498	51,731
FDIC insurance assessment	3,909	5,574	3,915	12,836	10,742
Amortization of other intangible assets	2,264	1,927	2,696	5,794	7,186
Professional and legal fees	4,112	4,285	3,471	12,289	10,440
Advertising	1,203	1,850	1,723	4,855	5,252
Other	17,109	15,798	14,681	48,235	42,419

Total non-interest expense	94,461	95,346	93,219	285,246	279,277

Income Before Income Taxes	34,264	44,883	61,849	123,271	158,844
Income tax expense	7,143	10,961	22,402	30,918	52,046

Net Income	$27,121	$33,922	$39,447	$92,353	$106,798

Earnings Per Common Share:
Basic	$0.14	$0.17	$0.20	$0.46	$0.54
Diluted	0.14	0.17	0.20	0.46	0.54
Cash Dividends Declared per Common Share	0.16	0.16	0.16	0.49	0.49
Weighted Average Number of Common Shares Outstanding:
Basic	199,445,874	199,244,243	197,437,988	199,206,945	197,205,865
Diluted	199,445,874	199,244,243	197,437,988	199,206,945	197,206,303

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	09/30/2013	06/30/2013	03/31/2013	12/31/2012	09/30/2012
Non-covered Loans
Commercial and industrial	$1,997,353	$1,988,404	$2,045,514	$2,084,826	$2,118,870
Commercial real estate:
Commercial real estate	4,814,670	4,437,712	4,351,291	4,417,709	4,445,338
Construction	423,789	426,891	438,674	425,444	435,939

Total commercial real estate	5,238,459	4,864,603	4,789,965	4,843,153	4,881,277
Residential mortgage	2,532,370	2,412,968	2,352,560	2,462,429	2,499,554
Consumer:
Home equity	449,309	455,166	462,297	485,458	492,338
Automobile	862,843	835,271	811,060	786,528	789,248
Other consumer	195,327	184,796	188,827	179,731	160,118

Total consumer loans	1,507,479	1,475,233	1,462,184	1,451,717	1,441,704

Total non-covered loans	$11,275,661	$10,741,208	$10,650,223	$10,842,125	$10,941,405

Covered loans*	121,520	141,817	161,276	180,674	207,533

Total loans	$11,397,181	$10,883,025	$10,811,499	$11,022,799	$11,148,938

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 09/30/2013			Quarter End - 06/30/2013			Quarter End - 03/31/2013			Quarter End - 12/31/2012			Quarter End - 09/30/2012
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$11,209,929	$134,168	4.79%	$10,986,603	$134,017	4.88%	$11,048,612	$133,054	4.82%	$11,276,804	$143,470	5.09%	$11,419,251	$146,051	5.12%
Taxable investments (3)	2,271,825	15,957	2.81%	2,211,207	14,429	2.61%	2,091,866	16,169	3.09%	1,931,717	15,916	3.30%	2,016,878	17,599	3.49%
Tax-exempt investments (1)(3)	568,420	5,486	3.86%	586,314	5,651	3.86%	568,827	5,614	3.95%	505,156	5,210	4.13%	505,010	5,268	4.17%
Federal funds sold and other interest bearing deposits	152,929	96	0.25%	439,192	302	0.28%	388,669	216	0.22%	401,595	253	0.25%	342,723	196	0.23%

Total interest earning assets	14,203,103	155,707	4.39%	14,223,316	154,399	4.34%	14,097,974	155,053	4.40%	14,115,272	164,849	4.67%	14,283,862	169,114	4.74%

Other assets	1,762,497			1,698,772			1,723,246			1,719,777			1,711,111

Total assets	$15,965,600			$15,922,088			$15,821,220			$15,835,049			$15,994,973

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,393,914	$4,359	0.32%	$5,332,299	$4,369	0.33%	$5,260,535	$4,702	0.36%	$5,163,073	$4,995	0.39%	$5,079,279	$5,051	0.40%
Time deposits	2,274,061	7,279	1.28%	2,418,524	7,794	1.29%	2,493,288	8,111	1.30%	2,625,681	8,779	1.34%	2,736,233	9,226	1.35%
Short-term borrowings	147,658	94	0.25%	138,910	140	0.40%	140,600	144	0.41%	197,442	209	0.42%	502,016	556	0.44%
Long-term borrowings (4)	2,880,514	30,378	4.22%	2,886,675	30,180	4.18%	2,886,509	30,040	4.16%	2,888,797	30,457	4.22%	2,896,160	30,575	4.22%

Total interest bearing liabilities	10,696,147	42,110	1.57%	10,776,408	42,483	1.58%	10,780,932	42,997	1.60%	10,874,993	44,440	1.63%	11,213,688	45,408	1.62%

Non-interest bearing deposits	3,552,583			3,581,432			3,448,327			3,382,494			3,212,515
Other liabilities	190,931			50,306			84,993			60,887			59,367
Shareholders’ equity	1,525,939			1,513,942			1,506,968			1,516,675			1,509,403

Total liabilities and shareholders’ equity	$15,965,600			$15,922,088			$15,821,220			$15,835,049			$15,994,973

Net interest income/interest rate spread (5)		$113,597	2.82%		$111,916	2.76%		$112,056	2.80%		$120,409	3.04%		$123,706	3.12%
Tax equivalent adjustment		(1,928)			(2,029)			(2,020)			(1,880)			(1,884)

Net interest income, as reported		$111,669			$109,887			$110,036			$118,529			$121,822

Net interest margin (6)			3.14%			3.09%			3.12%			3.36%			3.41%
Tax equivalent effect			0.06%			0.06%			0.06%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.20%			3.15%			3.18%			3.41%			3.46%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.